Exhibit 99

SP Plus Corporation Announces First Quarter 2018 Results

Reports solid first quarter earnings;
Affirms full-year 2018 guidance on all measures

CHICAGO, May 02, 2018 (GLOBE NEWSWIRE) -- SP Plus Corporation (Nasdaq:SP), a leading national provider of parking, ground transportation and related services to commercial, institutional and municipal clients throughout North America, today announced its first quarter 2018 results.

G Marc Baumann, President and Chief Executive Officer, stated, “2018 is off to a solid start. Overall first quarter results met our expectations, despite some challenging winter weather and a non-cash write-off related to an unanticipated early termination of a long-term lease contract.  Our Airport operations continue to deliver strong results and our health and welfare and casualty programs are performing better than expected.  We are also continuing to see some gradual performance improvements in the New York market as a result of the various programs we’ve put in place.  Finally, as previously discussed, we completed the sale of our joint venture interest in Parkmobile and our first quarter results include the benefits from this sale.”

Mr. Baumann continued, “We recently held our annual Company management meeting where we brought together the top 175 members of our management team from all around the country.  This provided a great opportunity to further review our vision and strategy to accelerate our growth.  We discussed our vertical market strategy and our efforts to more aggressively grow our presence in the Hospitality, Municipal, Healthcare and University markets.  We also reviewed steps being taken to further expand our revenue management and marketing services capabilities and cross-sell ancillary service offerings, among other initiatives.  I believe everyone came out of that two-day meeting excited and re-energized about the growth opportunities ahead and our ability to capitalize on them.  I’m very excited about what our team can accomplish in 2018.”

Financial Summary

In millions except per share	Three Months Ended March 31, 2018		Three Months Ended March 31, 2017
	Reported	Adjusted (1)	Reported	Adjusted (1)
Gross profit (2)	$39.4	$39.4	$40.5	$40.6
General and administrative expenses (2)	$22.3	$21.0	$21.2	$21.1
Net income attributable to SP Plus (2)	$15.3	$8.8	$6.0	$6.2
Earnings per share (EPS) (2)	$0.68	$0.39	$0.27	$0.28
EBITDA (1),(2)	$16.6	$17.9	$18.7	$18.8
Net cash (used in) provided by operating activities	($1.6)	NA	$5.0	NA
Free cash flow (1)	($5.6)	NA	$2.9	NA

(1) Refer to accompanying financial tables for a reconciliation of all non-GAAP financial measures to U.S. GAAP.

(2) Adjusted gross profit, adjusted general and administrative expenses, adjusted net income attributable to SP Plus, adjusted earnings per share attributable to SP Plus (“adjusted EPS"), and adjusted earnings before interest, income taxes, depreciation and amortization (“adjusted EBITDA") are all non-GAAP financial measures that exclude, among other things, (a) restructuring, merger and integration costs, (b) non-routine structural and other repairs at legacy Central Parking lease locations, (c) non-routine settlements, (d) the net impact of non-routine asset sales or dispositions, (e) the net loss or gains and the financial results related to sold businesses, (f) the equity in income or losses from investment in unconsolidated entities, and (g) non-routine tax items, including the overall net impact of the U.S. Tax Cuts and Jobs Act of 2017 on 2017.  Please refer to the accompanying financial tables for a reconciliation of these adjusted items to U.S. GAAP.

First Quarter Operating Results

Reported gross profit in the first quarter of 2018 was $39.4 million, compared to $40.5 million in the same quarter of 2017, a decrease of $1.1 million or 3%.  First quarter adjusted gross profit was also $39.4 million, a decrease of $1.2 million, or 3%, as compared to the first quarter of 2017 on the same basis.  The year-over-year decline in adjusted gross profit was primarily due to an early termination of a long-term lease contract that resulted in a $1.7 million non-cash write-off of an acquired lease contract right that was established in connection with the 2012 merger with Central Parking, and also reflected a more severe winter in the first quarter of 2018 relative to 2017 as well as some continuing challenges at certain leased locations in New York, partially offset by a favorable $0.9 million legal settlement.

Reported general and administrative (“G&A”) expenses for the first quarter of 2018 were $22.3 million as compared to $21.2 million in the same period of 2017, an increase of $1.1 million or 5%.  Adjusted G&A expenses for the first quarter of 2018 were $21.0 million, a decrease of $0.1 million from the first quarter of 2017.

Reported net income attributable to SP Plus was $15.3 million in the first quarter of 2018, which included the net gain from the sale of a joint venture interest in Parkmobile, as compared to $6.0 million in the same period of 2017.  Reported EBITDA was $16.6 million for the first quarter of 2018, compared to $18.7 million for the same period of 2017.  Adjusted EBITDA decreased by $0.9 million, or 5%, to $17.9 million for the first quarter of 2018, compared to $18.8 million on the same basis for the first quarter of 2017.

Reported earnings per share for the first quarter of 2018 were $0.68, as compared to $0.27 for the same period of 2017, with $0.33 of the increase due to the net gain from the sale of a joint venture interest in Parkmobile and approximately $0.05 due to a lower effective tax rate.  Adjusted earnings per share were $0.39 for the first quarter of 2018, an increase of $0.11 or 39%, compared to adjusted earnings per share of $0.28 for the first quarter of 2017.  Lower depreciation and amortization expense, lower interest expense, and a lower effective tax rate were the primary contributors to the year-over-year increase in adjusted earnings per share.

Net cash of $1.6 million was used in operating activities in the first quarter of 2018 and resulting free cash flow was negative $5.6 million for the quarter, as compared to free cash flow of $2.9 million generated in the first quarter of 2017.  Higher capital expenditures and temporary changes in working capital impacted first quarter 2018 free cash flow.  The Company expects working capital to return a more normal position by year-end.

Recent Developments

  SP+ Hospitality Services was awarded several new contracts in the first quarter of 2018 including, the Hotel Zachary, a new development adjacent to Wrigley Field in Chicago, the Kimpton Angler Hotel located in the Art Deco District of Miami’s South Beach, the historic Hotel Roanoke in Roanoke, Virginia, as well as properties in Atlanta and Cleveland.

  SP+ Healthcare Services was successful in winning back the parking management contract at 6 hospitals operated by St. Joseph’s Heath Care in London, Ontario.  SP+ last provided parking management services at these hospitals in 2010.

  SP+ University Services expanded its relationship with Emory University with the addition of valet services at the Midtown Hospital in Atlanta.

  SP+ Parking expanded its relationship with Grander Capital Partners with the addition of the Sun Trust Garage in Baltimore.  SP+ is excited to be the parking vendor for Grander Capital Partners as it expands in the Baltimore market.

  The Company recently lost a long-term municipal contract in Southern California comprised of 31 operating locations.

2018 Outlook

The Company affirms its previously provided guidance on all measures.

Conference Call

The Company's quarterly earnings conference call will be held at 8:00 a.m. (Central Time) on May 3, 2018, and will be available live and in replay to all analysts and investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at http://ir.spplus.com at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the SP Plus website and can be accessed for 30 days after the call.

About SP+

SP+ provides professional parking management, ground transportation, facility maintenance, security, and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 20,000 employees and operates approximately 3,600 facilities with 2.0 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 70 airports. SP+ is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company's ground transportation group transports approximately 37 million passengers each year; its facility maintenance group operates in dozens of U.S. cities; and it provides a wide range of event logistics services. For more information, visit www.spplus.com.

You should not construe the information on that website to be a part of this release. SP Plus Corporation’s annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements under the caption "2018 Outlook," and other statements regarding expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "plan," "guidance," "will," “are to be” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management's control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: intense competition; changing consumer preferences that may lead to a decline in parking demand; the Company’s ability to preserve long-term client relationships; difficulty obtaining insurance coverage or obtaining insurance coverage at competitive rates; risk that insurance reserves are inadequate because losses are worse than expected; losses not covered by insurance; risks associated with management contracts and leases; deterioration of general economic and business conditions or changes in demographic trends; information technology disruption, cyber attacks, cyber terrorism and security breaches; adverse litigation judgments or settlements; breach of credit facility terms may restrict borrowing, require penalty payments or accelerate payment of the Company’s substantial indebtedness; the impact of public and private regulations; financial difficulties or bankruptcy of major clients; failure of risk management and safety programs to reduce the cost of risk; labor disputes; failure to attract and retain senior management and other qualified personnel; negative or unexpected tax events; risks associated with joint ventures; weather conditions, natural disasters, and military or terrorist attacks, which may lead to emergency safety measures; adverse weather conditions that lead to fluctuating financial results; risks related to any acquisitions undertaken by the Company; goodwill impairment charges or impairment of long-lived assets; the risk that state and municipal government clients sell or enter into long-term leases of parking-related assets to the Company’s competitors or clients; availability of adequate capital to grow the Company’s business; the Company's ability to obtain performance bonds on acceptable terms; the impact of Federal health care reform; adverse changes in tax laws or rulings, uncertainties in the interpretation and application of the 2017 Tax Cuts and Jobs Act of 2017; and actions of activist investors.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Reimbursed Management Contract Revenue and Reimbursed Management Contract Expense Correction

During 2017, the Company corrected reimbursed management contract revenue and reimbursed management contract expense for the previous periods presented, whereby, the Company had been overstating reimbursed management contract revenue and reimbursed management contract expense included within the Consolidated Statements of Income in equal and off-setting amounts.  As a result, with respect to the income statements attached, the Company has made corrections which have resulted in a reduction of reimbursed management contract revenue of $12.6 million and a reduction of reimbursed management contract expense of $12.6 million for the quarter ended March 31, 2017.  The correction had no impact to the Consolidated Balance Sheets, Statements of Income, Comprehensive Income or Cash Flows, except as described above and as it relates to reimbursed management contract revenue and reimbursed management contract expense.  Management has evaluated the effects of the previous misstatements, both qualitatively and quantitatively, and concluded that these corrections were immaterial to any current or prior annual periods that were affected.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with U.S. GAAP, the Company considers certain financial measures that are not prepared in accordance with U.S. GAAP.  Certain non-GAAP measures, such as adjusted gross profit, adjusted general and administrative expenses (adjusted G&A), adjusted net income attributable to SP Plus (adjusted net income), adjusted net income per share attributable to SP Plus (adjusted EPS), and adjusted EBITDA exclude items that management does not consider indicative of its core performance.  Such adjustments include, among other things: i) restructuring, merger and integration related costs; ii) non-routine structural and other repairs at legacy Central Parking leases; iii) non-routine settlements; iv) the impact of non-routine asset sales or dispositions; v) the net loss or gains and the financial results related to sold businesses; vi) the equity in income or losses from investment in unconsolidated entities; and vii) non-routine tax items, including any further developments related to the U.S. Tax Cuts and Jobs Act of 2017.  Pre-tax adjustments are tax affected at a statutory tax rate of 41% for 2017 and 26% for 2018 for adjusted net income and adjusted EPS purposes.

The Company defines EBITDA, a non-GAAP financial measure, as U.S GAAP net income attributable to the Company before (i) interest expense net of interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) gain on sale of a business or contribution of a business to an unconsolidated entity, and (v) equity in the gains or losses from investment in unconsolidated entities.  Adjusted EBITDA excludes items that management does not consider indicative of its core performance, as defined per above. The Company believes that the presentation of EBITDA and adjusted EBITDA provide useful information regarding the Company’s operating performance and are useful measures to facilitate comparisons to our historical and future operating results.  The Company's definition of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures presented by other companies.

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of cash used for acquisitions and net after-tax cash proceeds from the sale of businesses or joint venture related assets), less distribution to noncontrolling interest, plus the effect of exchange rate changes on cash and cash equivalents. The Company believes that the presentation of free cash flow provides useful information regarding its ability to generate cash flow from business operations after funding capital expenditures, that can be used to, among other things, repay debt, fund strategic acquisitions, and return value to shareholders.  The Company's definition of free cash flow may not be comparable to similarly titled measures presented by other companies.

The Company uses these non-GAAP financial measures, in addition to U.S. GAAP financial measures, to evaluate its operating and financial performance and to compare such performance to that of prior periods and to the performance of its competitors. Additionally, the Company uses these non-GAAP financial measures in making operational and financial decisions and in the Company’s budgeting and planning process. The Company believes that providing these non-GAAP financial measures to investors helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance and consistent with guidance previously provided by the Company. Adjusted gross profit, adjusted G&A, adjusted net income, adjusted EPS, EBITDA and adjusted EBITDA, and free cash flow should not be considered in isolation of, or as alternatives to, or more meaningful indicators of the Company's operating performance or liquidity than, gross profit, G&A, net income, EPS, or net cash provided by operating activities, as determined in accordance with U.S. GAAP. In addition, the Company's calculation of these non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures, see the accompanying tables to this release.

Contacts:
Vance Johnston
(312) 521-8409
vjohnston@spplus.com

ICR/Rachel Schacter
(646) 277-1243
rachel.schacter@icrinc.com

SP Plus Corporation
Condensed Consolidated Balance Sheets

(millions, except for share and per share data)	March 31, 2018	December 31, 2017
Assets	(unaudited)
Cash and cash equivalents	$28.5	$22.8
Notes and accounts receivable, net (1)	136.5	122.3
Prepaid expenses and other	11.3	15.5
Total current assets	176.3	160.6
Leasehold improvements, equipment and construction in progress, net	27.1	27.4
Other assets
Advances and deposits	4.7	4.1
Other intangible assets, net	52.8	54.1
Favorable acquired lease contracts, net	20.4	23.3
Equity investments in unconsolidated entities	9.7	18.6
Other assets, net	18.3	18.3
Deferred taxes	15.8	15.9
Cost of contracts, net	8.7	8.9
Goodwill	431.6	431.7
Total other assets	562.0	574.9
Total assets	$765.4	$762.9
Liabilities and stockholders’ equity
Accounts payable	$97.6	$102.8
Accrued rent	20.6	23.2
Compensation and payroll withholdings	20.8	22.2
Property, payroll and other taxes	8.5	6.8
Accrued insurance	18.7	18.9
Accrued expenses (1)	30.3	25.5
Current portion of obligations under Restated Credit Facility and other long-term borrowings	20.6	20.6
Total current liabilities	217.1	220.0
Long-term borrowings, excluding current portion
Obligations under Restated Credit Facility	124.3	132.0
Other long-term borrowings	1.2	1.2
	125.5	133.2
Unfavorable acquired lease contracts, net	29.6	31.5
Other long-term liabilities	64.9	65.1
Total noncurrent liabilities	220.0	229.8
Stockholders’ equity
Preferred Stock, par value $0.01 per share; 5,000,000 shares authorized as of March 31, 2018 and December 31, 2017; no shares issued	—	—
Common stock, par value $0.001 per share; 50,000,000 shares authorized as of March 31, 2018 and December 31, 2017; 22,636,809 and 22,542,672 shares issued and outstanding as of March 31, 2018 and December 31, 2017, respectively.	—	—
Treasury Stock, at cost; 305,183 shares at March 31, 2018 and December 31, 2017	(7.5)	(7.5)
Additional paid-in capital	255.2	254.6
Accumulated other comprehensive loss	(1.6)	(1.2)
Retained earnings	82.2	67.0
Total SP Plus Corporation stockholders’ equity	328.3	312.9
Noncontrolling interest	—	0.2
Total stockholders’ equity	328.3	313.1
Total liabilities and stockholders’ equity	$765.4	$762.9

(1) The Company adopted Accounting Standards Update ("ASU") No. 2014-09 "Revenue from Contracts with Customers" (Topic 606) effective January 1, 2018, using the modified retrospective method of adoption. As a result, the Company recognized a $11.1 million contract asset with a corresponding $11.1 million contract liability as of March 31, 2018 for the performance obligation expected to be satisfied at a future date. Pursuant to the Company using the modified retrospective method of adopting Topic 606, the prior period presented has not been recast.

SP Plus Corporation
Condensed Consolidated Statements of Income

	Three Months Ended
(millions, except for share and per share data) (unaudited)	March 31, 2018	March 31, 2017
Parking services revenue
Lease type contracts (1)	$99.5	$130.8
Management type contracts	94.4	92.1
	193.9	222.9
Reimbursed management type contract revenue	172.9	179.0
Total parking services revenue	366.8	401.9
Cost of parking services
Lease type contracts (1)	94.6	125.8
Management type contracts	59.9	56.6
	154.5	182.4
Reimbursed management type contract expense	172.9	179.0
Total cost of parking services	327.4	361.4
Gross profit
Lease type contracts	4.9	5.0
Management type contracts	34.5	35.5
Total gross profit	39.4	40.5
General and administrative expenses	22.3	21.2
Depreciation and amortization	4.0	6.6
Operating income	13.1	12.7
Other expenses (income)
Interest expense	2.1	2.6
Interest income	(0.1)	(0.1)
Equity in (earnings) losses from investment in unconsolidated entity	(10.1)	0.2
Total other (income) expenses	(8.1)	2.7
Earnings before income taxes	21.2	10.0
Income tax expense	5.3	3.3
Net income	15.9	6.7
Less: Net income attributable to noncontrolling interest	0.6	0.7
Net income attributable to SP Plus Corporation	$15.3	$6.0
Common stock data
Net income per common share
Basic	$0.69	$0.27
Diluted	$0.68	$0.27
Weighted average shares outstanding
Basic	22,308,694	22,148,265
Diluted	22,557,326	22,447,904

(1) The Company adopted Accounting Standards Update ("ASU") No. 2014-09 "Revenue from Contracts with Customers" (Topic 606) and ASU 2017-10, "Service Concession Arrangements" (Topic 853) effective January 1, 2018, using the modified retrospective method of adoption. As a result, $31.6 million of certain expenses which were previously recorded as Cost of parking services have now been recorded as a reduction of Parking services revenue for the three months ended March 31, 2018. Pursuant to the Company using the modified retrospective method of adopting Topics 606 and 853, the prior period presented has not been recast.

SP Plus Corporation
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
(millions) (unaudited)	March 31, 2018	March 31, 2017
Operating activities
Net income	$15.9	$6.7
Adjustments to reconcile net income to net cash (used in) provided by operations:
Depreciation and amortization	4.3	6.9
Net amortization (accretion) of acquired lease contracts	0.9	(0.4)
Loss on sale of equipment	0.1	—
Net equity in (earnings) losses of unconsolidated entities (net of distributions)	(0.2)	0.2
Gain on sale of equity method investment in unconsolidated entity	(10.1)	—
Amortization of debt issuance costs	0.1	0.2
Amortization of original discount on borrowings	0.1	0.1
Non-cash stock-based compensation	0.6	0.9
Provisions for losses on accounts receivable	—	0.1
Deferred income taxes	0.1	(0.3)
Changes in operating assets and liabilities
Notes and accounts receivable	(14.2)	(4.3)
Prepaid assets	3.8	1.9
Other assets	—	(0.9)
Accounts payable	(5.1)	4.0
Accrued liabilities	2.1	(10.1)
Net cash (used in) provided by operating activities	(1.6)	5.0
Investing activities
Purchase of leasehold improvements and equipment	(2.6)	(1.1)
Proceeds from sale of equity method investment in unconsolidated entity	19.3	—
Cost of contracts purchased	(0.2)	(0.3)
Net cash provided by (used in) investing activities	16.5	(1.4)
Financing activities
Payments on revolver (Restated Credit Facility)	(77.3)	(126.0)
Proceeds from revolver (Restated Credit Facility)	74.5	127.6
Payments on term loan (Restated Credit Facility)	(5.0)	(5.0)
Payments on other long-term borrowings	(0.1)	(0.1)
Distribution to noncontrolling interest	(0.8)	(0.6)
Payments of debt issuance costs and original discount on borrowings	(0.1)	(0.1)
Net cash used in financing activities	(8.8)	(4.2)
Effect of exchange rate changes on cash and cash equivalents	(0.4)	—
Increase (decrease) in cash and cash equivalents	5.7	(0.6)
Cash and cash equivalents at beginning of year	22.8	22.2
Cash and cash equivalents at end of period	$28.5	$21.6
Supplemental disclosures
Cash paid during the period for
Interest	$1.9	$2.3
Income taxes, net	$0.4	$0.9

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Adjusted Gross Profit, Adjusted G&A, Adjusted Net Income, and Adjusted Net Income Per Share
(millions, except for share and per share data) (unaudited)
	Three months ended
	March 31, 2018	March 31, 2017
Gross profit
Gross profit, as reported	$39.4	$40.5
Add: Non-routine structural repairs and other items	-	0.1
Other, rounding	-	-
Adjusted gross profit	$39.4	$40.6

General and administrative expenses
General and administrative expenses, as reported	$22.3	$21.2
Subtract: Restructuring, merger and integration costs	(1.2)	(0.1)
Other, rounding	(0.1)	-
Adjusted G&A	$21.0	$21.1

Net income attributable to SP Plus
Net income attributable to SP Plus, as reported	$15.3	$6.0
Add: Non-routine structural and other repairs	-	0.1
Add: Restructuring, merger and integration costs	1.2	0.1
Add: Equity in (earnings) losses from investment in unconsolidated entity	(10.1)	0.2
Net tax effect of adjustments	2.3	(0.2)
Other, rounding	0.1	-
Adjusted net income attributable to SP Plus	$8.8	$6.2

Net income per share, as reported
Basic	$0.69	$0.27
Diluted	$0.68	$0.27

Adjusted net income per share
Basic	$0.39	$0.28
Diluted	$0.39	$0.28

Weighted average shares outstanding
Basic	22,308,694	22,148,265
Diluted	22,557,326	22,447,904

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(millions) (unaudited)

	Three months ended
	March 31, 2018	March 31, 2017
Net income attributable to SP Plus, as reported	$15.3	$6.0
Add (subtract):
Income tax expense	5.3	3.3
Interest expense, net	2.0	2.5
Equity in (earnings) losses from investment in unconsolidated entity	(10.1)	0.2
Depreciation and amortization expense	4.0	6.6
Other, rounding	0.1	0.1
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$16.6	$18.7

Add: Non-routine structural and other repairs	-	0.1
Add: Restructuring, merger and integration costs	1.2	0.1
Other, rounding	0.1	(0.1)
Adjusted EBITDA	$17.9	$18.8

SP Plus Corporation
Free Cash Flow
(millions) (unaudited)
	Three months ended
	March 31, 2018	March 31, 2017
Net cash (used in) provided by operating activities	($1.6)	$5.0
Net cash provided by (used in) investing activities	16.5	(1.4)
less: Proceeds from sale of business or equity method investee's sale of assets, net (a)	(19.3)	-
Distribution to noncontrolling interest	(0.8)	(0.6)
Effect of exchange rate changes on cash and cash equivalents	(0.4)	-
Other, rounding	-	(0.1)
Free cash flow	($5.6)	$2.9

(a) Net of cash income taxes paid

SP Plus Corporation
Location Count

	March 31, 2018	December 31, 2017	March 31, 2017
Leased facilities	659	667	702
Managed facilities	2,911	2,956	2,976
Total facilities	3,570	3,623	3,678